Exhibit 99.1

ILG NAMES JEANETTE MARBERT PRESIDENT AND CEO OF

EXCHANGE AND RENTAL SEGMENT

MIAMI, FL,  November 1, 2017 — ILG (Nasdaq: ILG), a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership, today announced that Jeanette Marbert has been named president and CEO of the company’s Exchange and Rental operating segment. She reports to Craig M. Nash, ILG’s chairman, president, and CEO.

“I have had the privilege of working with many extremely talented executives throughout my career, but few can match Jeanette’s insightful leadership, depth of knowledge of the business, and dedication to the company,” Nash said. “She had an integral role in creating the diversified platform ILG has in place today and I am pleased that she is now guiding this segment, which contributes significantly to ILG’s success.”

Marbert’s responsibilities include overseeing Interval International, a leader in the worldwide vacation exchange industry; the branded proprietary clubs and direct-to-consumer platforms; and Aqua-Aston Hospitality, a prominent hotel and resort management company based in Honolulu.

This appointment, follows the announcement by David C. Gilbert, Interval’s current president, that he will be retiring as planned on December 31. Gilbert has devoted more than 25 years to expanding the Interval Network, as well as developing and implementing sales, service and marketing strategies for the company.

Most recently, Marbert was chief operating officer of ILG, where she was responsible for global human resources, legal, and information technology functions, as well as directing certain ILG management operations. She also played a significant part in merger and acquisition initiatives, along with the integration of new business units. She joined the company as corporate counsel in 1984.

Marbert is on the board of directors of the ILG Relief Fund, established to assist the company’s more than 10,000 associates with emergency housing after a natural or civic disaster, a community crisis, or unexpected event. She also has been actively involved in the American Resort Development Association (ARDA) state legislative and federal issues committees, and was instrumental in drafting the organization’s Vacation Club Model Act. She currently serves as an ARDA trustee.

Marbert earned a bachelor’s degree from the University of Maryland, a juris doctor degree from the University of Miami, and a master of laws degree in taxation from Villanova University.

About ILG

ILG (Nasdaq: ILG) is a leading provider of professionally delivered vacation experiences and the exclusive global licensee for the Hyatt®, Sheraton®, and Westin® brands in vacation ownership. The company offers its owners, members, and guests access to an array of benefits and services, as well as world-class destinations through its international portfolio of resorts and clubs.  ILG’s operating businesses include Aqua-Aston Hospitality, Hyatt Vacation Ownership, Interval International, Trading Places International, Vacation Resorts International, VRI Europe, and Vistana Signature Experiences. Through its subsidiaries, ILG independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. In addition, ILG’s Vistana Signature Experiences, Inc., is the exclusive provider of vacation ownership for the Westin and Sheraton brands and uses related trademarks under license from Starwood Hotels & Resorts Worldwide, LLC. Headquartered in Miami, Florida, ILG has offices in 15 countries and more than 10,000 associates. For more information, visit www.ilg.com.

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Investor Contact:

Lily Arteaga, 305.925.7302

Investor Relations

Lily.Arteaga@ilg.com

Media Contact:

Christine Boesch, 305.925.7267

Corporate Communications

Chris.Boesch@ilg.com